Exhibit 4.2

WASTE MANAGEMENT, INC.
Officers’ Certificate Delivered Pursuant to
Section 301 of the Indenture dated as of September 10, 1997

November 4, 2024

The undersigned, the Vice President and Treasurer, and the Vice President and Corporate Secretary of Waste Management, Inc. (the “Company”), hereby certify that:

1.             This Officers’ Certificate (this “Certificate”) is delivered to The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee (the “Trustee”), pursuant to Sections 102 and 301 of the Indenture dated as of September 10, 1997 between the Company, formerly known as USA Waste Services, Inc., and the Trustee (the “Indenture”) in connection with the Company Order dated November 4, 2024 (the “Order”) for the authentication and delivery by the Trustee of $1,000,000,000 aggregate principal amount of 4.500% Senior Notes due 2028 (the “Notes”).

2.             The undersigned have read Sections 102, 103, 301 and 303 of the Indenture and the definitions in the Indenture relating thereto.

3.             The statements made herein are based either upon the personal knowledge of the persons making this Certificate or on information, data and reports furnished to such persons by the officers, counsel, department heads or employees of the Company who have knowledge of the facts involved.

4.             The undersigned have examined the Order, and they have read the covenants, conditions and provisions of the Indenture relating thereto.

5.             In the opinion of the persons making this Certificate, they have made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not all covenants and conditions provided for in the Indenture with respect to the Order have been complied with.

6.             All covenants and conditions (including all conditions precedent) provided in the Indenture to the authentication and delivery by the Trustee of $1,000,000,000 aggregate principal amount of the Notes have been complied with, and such Notes may be delivered in accordance with the Order as provided in the Indenture.

7.             The terms of the Notes (including the Form of Note) as set forth in Annex A to this Certificate have been approved by officers of the Company as authorized by resolutions duly adopted on March 1, 2022, August 21, 2023, August 26, 2024 and October 3, 2024 by the Board of Directors of the Company, which are in full force and effect as of the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers’ Certificate as of the date first written above.

Leslie K. Nagy
Vice President and Treasurer

Courtney A. Tippy
Vice President and Corporate Secretary

WASTE MANAGEMENT, INC.

Officers’ Certificate Delivered Pursuant to

Section 301 of the Indenture dated as of September 10, 1997

Signature Page

Annex A

Terms of the Notes

Pursuant to authority granted by the Board of Directors of the Company on March 1, 2022, August 21, 2023, August 26, 2024 and October 3, 2024 and the Sole Director of Waste Management Holdings, Inc. on October 3, 2024, the Company has approved the establishment, issuance, execution and delivery of a new series of Securities (as defined in the Indenture) to be issued under the Indenture dated as of September 10, 1997 (the “Indenture”), between the Company, formerly known as USA Waste Services, Inc., and The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee (the “Trustee”), the terms of which are set forth below. Capitalized terms used but not defined herein are used herein as defined in the Indenture.

(1)	The title of the series of Securities shall be “4.500% Senior Notes due 2028” (the “Notes”).

(2)	The Notes shall be general unsecured, senior obligations of the Company.

(3)	The initial aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture shall be $1,000,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture); provided, however, that the authorized aggregate principal amount of such series may be increased before or after the issuance of any Notes of such series by a Board Resolution (or action pursuant to a Board Resolution) to such effect.

(4)	The principal amount of each Note shall be payable on March 15, 2028.

(5)	Each Note shall bear interest from November 4, 2024 at the fixed rate of 4.500% per annum; the Interest Payment Dates on which such interest shall be payable shall be March 15 and September 15 of each year, commencing March 15, 2025, until maturity, unless such date falls on a day that is not a Business Day, in which case, such payment shall be made on the next day that is a Business Day. The Regular Record Date for the determination of Holders to whom interest is payable shall be March 1 or September 1, respectively, immediately preceding such date, as the case may be.

(6)	If a “Change of Control Triggering Event” (as defined in the Notes) occurs, each Holder of the Notes may require the Company to purchase all or a portion of such Holder’s Notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase, on the terms and subject to the conditions set forth in the Notes.

(7)	The Notes are to be issued as Registered Securities only. Each Note is to be issued as a book-entry note (“Book-Entry Note”) but in certain circumstances may be represented by Notes in definitive form. The Book-Entry Notes shall be issued, in whole or in part, in the form of one or more Notes in global form as contemplated by Section 203 of the Indenture. The Depositary with respect to the Book-Entry Notes shall be The Depository Trust Company, New York, New York.

(8)	Payments of principal of, premium, if any, and interest due on the Notes representing Book-Entry Notes on any Interest Payment Date or at maturity will be made available to the Trustee by 11:00 a.m., New York City time, on such date, unless such date falls on a day which is not a Business Day, in which case such payments will be made available to the Trustee by 11:00 a.m., New York City time, on the next Business Day. As soon as possible thereafter, the Trustee will make such payments to the Depositary.

(9)	Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Notes) plus 10 basis points, less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

“Par Call Date” means February 15, 2028.

(10)	The Company shall have no obligation to redeem, purchase or repay the Notes pursuant to any mandatory redemption, sinking fund or analogous provisions or at the option of a Holder thereof.

(11)	The Notes will be subject to defeasance and discharge as contemplated by Section 1302 of the Indenture and to covenant defeasance under Section 1303 of the Indenture.

(12)	The Notes shall be entitled to the benefit of the covenants contained in Sections 1008 and 1009 of the Indenture.

(13)	The Bank of New York Mellon Trust Company, N.A. shall serve initially as Security Registrar for the Notes.

(14)	The Notes shall be substantially in the form of Exhibit A hereto.

(15)	The Notes will be fully and unconditionally guaranteed on a senior basis by the Company’s wholly owned subsidiary, Waste Management Holdings, Inc., pursuant to the terms and conditions of a Guarantee Agreement dated November 4, 2024 (the “Guarantee”). The amount of the Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause the Guarantee to be enforceable. The terms and conditions of the Guarantee shall continue in full force and effect for the benefit of holders of the Notes until release thereof as set forth in Section 6 of the Guarantee.

(16)	The Notes shall be subject to the satisfaction and discharge provisions set forth in Section 401 of the Indenture, as such provisions are supplemented or modified by the terms and conditions set forth in the Notes in accordance with the Indenture.

Exhibit A

Form of Note

BOOK-ENTRY SECURITY

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION FOR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

RGN		Principal Amount
	WASTE MANAGEMENT, INC.	U.S. $ , which may be decreased by the Schedule of Exchanges of Definitive Security attached hereto
4.500% SENIOR NOTES DUE 2028
CUSIP 94106L CB3

WASTE MANAGEMENT, INC., a Delaware corporation (the “Company,” which term includes any successors under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company, the principal sum of             Million ($          ) U.S. dollars, or such lesser principal sum as is shown on the attached Schedule of Exchanges of Definitive Security, on March 15, 2028 in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest at an annual rate of 4.500% payable on March 15 and September 15 of each year, to the person in whose name this Security is registered at the close of business on the record date for such interest, which shall be the preceding March 1 or September 1, respectively, payable commencing March 15, 2025, with interest accruing from November 4, 2024, or the most recent date to which interest has been paid.

Reference is made to the further provisions of this Security set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

The statements in the legends set forth above are an integral part of the terms of this Security and by acceptance hereof the Holder of this Security agrees to be subject to, and bound by, the terms and provisions set forth in each such legend.

This Security is issued in respect of a series of Securities of an initial aggregate of U.S. $1,000,000,000 in principal amount designated as the 4.500% Senior Notes due 2028 of the Company and is governed by the Indenture dated as of September 10, 1997, duly executed and delivered by the Company, formerly known as USA Waste Services, Inc., to The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association) as trustee (the “Trustee”), as supplemented by Board Resolutions (as defined in the Indenture) (such Indenture and Board Resolutions, collectively, the “Indenture”). The terms of the Indenture are incorporated herein by reference. This Security shall in all respects be entitled to the same benefits as definitive Securities under the Indenture.

If and to the extent that any provision of the Indenture limits, qualifies or conflicts with any other provision of the Indenture that is required to be included in the Indenture or is deemed applicable to the Indenture by virtue of the provisions of the Trust Indenture Act of 1939, as amended, such required provision shall control.

The Company hereby irrevocably undertakes to the Holder hereof to exchange this Security in accordance with the terms of the Indenture without charge.

This Security shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been manually signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:	WASTE MANAGEMENT, INC.,
a Delaware corporation

By:
Leslie K. Nagy
Vice President and Treasurer

Attest:

By:
Courtney A. Tippy
Vice President and Corporate Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date of Authentication:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:
Authorized Officer

REVERSE OF BOOK-ENTRY SECURITY

WASTE MANAGEMENT, INC.

4.500% SENIOR NOTES DUE 2028

This Security is one of a duly authorized issue of unsecured debentures, notes or other evidences of indebtedness of the Company (the “Debt Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture, to which Indenture reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debt Securities. The Debt Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as provided in the Indenture. This Security is one of a series designated as the 4.500% Senior Notes due 2028 of the Company, in initial aggregate principal amount of $1,000,000,000 (the “Securities”).

1.             Interest.

The Company promises to pay interest on the principal amount of this Security at the rate of 4.500% per annum.

The Company will pay interest semi-annually on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing March 15, 2025. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid on the Securities, from November 4, 2024. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Company shall pay interest (including post-petition interest in any proceeding under any applicable bankruptcy laws) on overdue installments of interest (without regard to any applicable grace period) and on overdue principal and premium, if any, from time to time on demand at the rate of 4.500% per annum, in each case to the extent lawful.

2.             Method of Payment.

The Company shall pay interest on the Securities (except Defaulted Interest) to the persons who are the registered Holders at the close of business on the Regular Record Date immediately preceding the Interest Payment Date. Any such interest not so punctually paid or duly provided for (“Defaulted Interest”) may be paid to the persons who are registered Holders at the close of business on a Special Record Date for the payment of such Defaulted Interest, or in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Securities may then be listed if such manner of payment shall be deemed practicable by the Trustee, as more fully provided in the Indenture. Except as provided below, the Company shall pay principal and interest in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts (“U.S. Legal Tender”). Payments in respect of a Book-Entry Security (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. Payments in respect of Securities in definitive form (including principal, premium, if any, and interest) will be made at the office or agency of the Company maintained for such purpose within the Borough of Manhattan, the City of New York, which initially will be at the corporate trust office of The Bank of New York Mellon, located at 240 Greenwich Street, New York, New York, 10286 or at the option of the Company, payment of interest may be made by check mailed to the Holders on the Regular Record Date or on the Special Record Date at their addresses set forth in the Security Register of Holders.

3.             Paying Agent and Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A. will act as Paying Agent and Registrar. The Company may change any Paying Agent, Registrar or co-Registrar at any time upon notice to the Trustee and the Holders. The Company or any of its Subsidiaries may, subject to certain exceptions, act as Paying Agent, Registrar or co-Registrar.

4.             Indenture.

This Security is one of a duly authorized issue of Debt Securities of the Company issued and to be issued in one or more series under the Indenture.

Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and all indentures supplemental thereto, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect on the date of the Indenture, and those terms stated in the Officers’ Certificate to the Trustee, duly authorized by resolutions of the Board of Directors of the Company on March 1, 2022, August 21, 2023, August 26, 2024 and October 3, 2024 (the “Resolutions”) and the written consent of the Sole Director of Waste Management Holdings, Inc. on October 3, 2024 (the “Consent”). The Securities are subject to all such terms, and Holders of Securities are referred to the Indenture, all indentures supplemental thereto, said Act, said Resolutions and said Consent and Officers’ Certificate for a statement of them. The Securities of this series are general unsecured obligations of the Company limited with an initial aggregate principal amount of $1,000,000,000.

5.             Redemption.

Prior to the Par Call Date, the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Securities matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points, less (b) interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities to be redeemed, plus accrued and unpaid interest thereon to the Redemption Date.

“Par Call Date” means February 15, 2028.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error. The Company will notify the Trustee of the Redemption Price promptly after the calculation thereof and the Trustee shall not be responsible or liable for any calculation of the Redemption Price or of any component thereof, or for determining whether manifest error has occurred.

Securities called for redemption become due on the Redemption Date. Notices of redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 but not more than 60 days before the Redemption Date to each holder of record of the Securities to be redeemed at its registered address. The notice of redemption for the Securities will state, among other things, the amount of Securities to be redeemed, the Redemption Date, the Redemption Price or, if not ascertainable, the manner of determining the Redemption Price and the place(s) that payment will be made upon presentation and surrender of Securities to be redeemed. Unless the Company defaults in payment of the Redemption Price, interest will cease to accrue on any Securities that have been called for redemption at the Redemption Date. If less than all the Securities are redeemed at any time, the Trustee will select the Securities to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. In the case of Securities in global form, the Depositary will determine the allocation of the Redemption Price among beneficial owners in such global Securities in accordance with the Depositary’s applicable procedures.

Except as set forth above, the Securities will not be redeemable prior to their Stated Maturity and will not be entitled to the benefit of any sinking fund.

The Securities may be redeemed in part in a minimum principal amount of $2,000, or any integral multiple of $1,000 in excess thereof.

Any such redemption will also comply with Article Eleven of the Indenture.

6.             Change of Control Offer.

If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the Securities as described in Section 5, the Company shall make an offer (a “Change of Control Offer”) to each Holder of the Securities to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that Holder’s Securities on the terms set forth herein. In a Change of Control Offer, the Company shall offer payment in cash equal to 101% of the aggregate principal amount of Securities repurchased (a “Change of Control Payment”), plus accrued and unpaid interest, if any, on the Securities repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next Interest Payment Date.

Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of the Securities describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Securities on the date specified in the applicable notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice may, if mailed prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the applicable Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept for payment all Securities or portions of Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•	deliver or cause to be delivered to the Trustee the Securities properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities or portions of Securities being repurchased.

The Company need not make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party repurchases all Securities properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

The Company will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of this Security, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of this Security by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the Securities, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any person, other than the Company or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of the Company or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or (4) the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the preceding, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of Voting Stock of the Company immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s or S&P ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means the rating on the Securities is lowered by at least two of the three Rating Agencies and the Securities are rated below an Investment Grade Rating by at least two of the three Rating Agencies, in any case on any day during the period (which period will be extended so long as the rating of the Securities is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

7.             Denominations; Transfer; Exchange.

The Securities are issued in registered form, without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may register the transfer of, or exchange, Securities in accordance with the Indenture. The Securities Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.

8.             Person Deemed Owners.

The registered Holder of a Security may be treated as the owner of it for all purposes.

9.             Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture may be amended or supplemented, and any existing Event of Default or compliance with any provision may be waived, with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected. Without consent of any Holder, the parties thereto may amend or supplement the Indenture or the Securities to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the interests of any Holder of a Security in any material respect. Any such consent or waiver by the Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and any Securities which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

10.           Defaults and Remedies.

If an Event of Default with respect to the Securities occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Securities then Outstanding may declare the principal amount of all the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. Notwithstanding the preceding sentence, however, if at any time after such a declaration of acceleration has been made and before judgment or decree for payment of the money due has been obtained by the Trustee as provided in the Indenture, the Holders of a majority in principal amount of the Outstanding Securities, by written notice to the Company and to the Trustee, may rescind and annul such declaration and its consequences if (1) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Securities, (B) the principal of (and premium, if any, on) any Securities which has become due otherwise than by such declaration of acceleration and any interest thereon at the rate prescribed therefor herein, (C) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate prescribed therefor herein, and (D) all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and (2) all Events of Default under the Indenture with respect to the Securities, other than the nonpayment of the principal of Securities which has become due solely by such declaration acceleration, shall have been cured or shall have been waived. No such rescission shall affect any subsequent Event of Default or shall impair any right consequent thereon. Holders of Securities may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in aggregate principal amount of the Securities then outstanding may direct the Trustee in its exercise of any trust or power.

11.           Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and its Affiliates and any subsidiary of the Company’s Affiliates, and may otherwise deal with the Company and its Affiliates as if it were not the Trustee.

12.           Authentication.

This Security shall not be valid until the Trustee or authenticating agent signs the certificate of authentication on the other side of this Security.

13.           Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (tenant in common), TEN ENT (tenants by the entireties), JT TEN (joint tenants with right of survivorship and not as tenants in common), CUST (Custodian), and U/G/M/A (Uniform Gifts to Minors Act).

14.           CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such number as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

15.           Absolute Obligation.

No reference herein to the Indenture and no provision of this Security or the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Security in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

16.           No Recourse.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any Security, or because of any indebtedness evidenced thereby, shall be had against any incorporator, past, present or future stockholder, officer or director, as such of the Company or of any successor, either directly or through the Company or of any successor, either directly or through the Company or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Security by the Holder and as part of the consideration for the issue of the Security.

17.           Governing Law.

This Security shall be construed in accordance with and governed by the laws of the State of New York.

18.          Guarantee.

The Securities will be fully and unconditionally guaranteed on a senior basis by the Company’s wholly owned subsidiary, Waste Management Holdings, Inc., pursuant to the terms and conditions of a Guarantee, dated as of November 4, 2024 (the “Guarantee”). The amount of the Guarantee will be limited to the extent required under applicable fraudulent conveyance laws to cause the Guarantee to be enforceable. The terms and conditions of the Guarantee shall continue in full force and effect for the benefit of holders of the Securities until release thereof as set forth in Section 6 of the Guarantee.

19.           Satisfaction and Discharge.

The Securities will be subject to Section 401 of the Indenture; provided, however, that solely with respect to the Securities, Section 401(1)(B) of the Indenture shall be deleted in its entirety and replaced with the following:

“(B) all such Securities and, in the case of (i) or (ii) below, any coupons appertaining thereto not theretofore delivered to the Trustee for cancellation

(i)              have become due and payable, or

(ii)             will become due and payable at their Stated Maturity within one year, or

(iii)           are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

and the Company, in the case of (i), (ii) or (iii) above, has deposited or caused to be deposited with the Trustee as trust funds, U.S. legal tender, U.S. Governmental Obligations or a combination thereof, an amount sufficient to pay and discharge the entire indebtedness on such Securities and coupons not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and any interest to the date of such deposit (in the case of Securities which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be (provided that, upon any redemption that requires the payment of any make-whole or other premium, (x) the amount of cash that must be deposited shall be determined using an assumed applicable premium calculated as of the date of such deposit and (y) the Company shall deposit any deficit in trust on or prior to the Redemption Date as necessary to pay the applicable premium as determined by such date). For purposes of this section, “U.S. Governmental Obligations” means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.”

SCHEDULE OF EXCHANGES OF DEFINITIVE SECURITY

The following exchanges of a part of this Book-Entry Security for definitive Securities have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Book-Entry Security	Amount of increase in Principal Amount of this Book-Entry Security	Principal Amount of this Book-Entry Security following such decrease (or increase)	Signature of authorized officer of Trustee or Security Custodian